EXHIBIT 99.1

For Immediate Release

LightPath Technologies Reports Financial Results for

Fiscal 2022 First Quarter

Performance Begins Rebound Following China Operations Transition; Technological Innovation Targets Fast Growing Markets

ORLANDO, FL – November 4, 2021 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a vertically integrated provider of engineered solutions for the global photonics industry, today announced financial results for its fiscal 2022 first quarter ended September 30, 2021.

Management Overview & Technology Highlights

Commenting on the performance of the first quarter of fiscal 2022, LightPath’s President and Chief Executive Officer Sam Rubin stated, “During the first quarter of fiscal 2022, we made important progress toward improving our financial performance following the transition and recent developments of our operations in China, and the successful commencement of our new strategic plan. The implementation of our strategic plan is intended to bolster our long-term growth and profitability, while establishing LightPath as a leader for engineered solutions in the growing global market for photonics. We believe we are on track with our recovery in performance as revenues improved to greater than $9 million in the first quarter, a marked improvement over the preceding quarter, while our gross margin as a percentage of sales increased by 10 percentage points and expenses in China have significantly declined from the fourth quarter of fiscal 2021.”

LightPath’s continued focus on growth, innovation and value-added engineering included:

•	Launched innovative technology for precision molding of freeform glass optics, an extension of LightPath’s market leading lens molding technology, a key enabling technology in future AR/VR and LIDAR markets
•	Received three orders for development of freeform optics for use in LIDAR and AR applications
•	Commenced joint development of light-weight broadband thermal cameras for space applications with Space Florida
•	Applied for three new patents for innovations focused on optical system performance
•	Completed commissioning of coating facility in Latvia, allowing for cost savings and access to new markets
•	M&A strategy on course to supplement engineered solutions
•	Initiated expansion of Orlando headquarters in anticipation of future growth

Fiscal 2022 First Quarter Highlights:

•	Revenue for the first quarter of fiscal 2022 of $9.1 million
•	Total backlog at September 30, 2021 of $19.3 million
•	Net loss for the first quarter of fiscal 2022 was $632,000, which includes additional expenses associated with the management changes in Chinese subsidiaries
•	EBITDA* for the first quarter of fiscal 2022 was $454,000
•	Cash and cash equivalents of $4.0 million as of September 30, 2021
•	Total debt, including finance leases, of $5.0 million as of September 30, 2021
•	Capital expenditures of $1.2 million for the first quarter of fiscal 2022
•	Chairman, CEO and CFO execute open market purchases of Class A common shares during quarter ended September 30, 2021

*This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

Additional Management Comments

Mr. Rubin’s comments continued, “Our previous quarter’s performance was impacted by both the management and employee transition in our Chinese subsidiaries, and the significant decrease in orders from a key telecommunications customer due to the decrease in their own telecommunications business. Reporting on our first quarter of fiscal 2022, we are pleased with the pace of recovery from both of those independent events. Our revenue for the quarter is back to above $9 million, representing a growth of 9% compared to revenue for the preceding quarter. We have also improved gross margins and significantly reduced expenses related to the transition at our Chinese subsidiaries. All of these items, we believe, demonstrate that we are on track with our recovery and are indicative of the continued growth and improvements in financial performance we expect in coming quarters.

“Our strategic plan and future direction of the Company is focused on a shift from a component provider, to a value-added optical solutions partner, providing our customers with the best optical solutions for their needs, using our domain expertise in optics, and our differentiating technologies. As such, much of our attention and investments have shifted to creating differentiating technologies, which allow us to design and deliver better optical systems for our customers. One such key technology we recently announced is freeform optics. Freeform allows manufacturing of single optical components that perform an optical function that was previously performed using several components, thus reducing size and weight of optical systems. A great example of the impact of this technology can be seen in the augmented reality (“AR”) field, where a great deal of effort has been placed in recent years on reducing and compacting the size and weight of the optics needed to overlay an image on the consumer’s field of view. Freeform optics is a key enabling technology in that effort, but unfortunately has been available until now only in plastic optics, or in glass optics that are produced using technologies that are not scalable for high volume production. Our team, through an intense internal effort, and collaboration with key AR/VR customers, has been able to build upon our precision glass molding technology and develop a solution for high volume molding of precision glass freeform optics. This unique technology has now led to having three developmental contracts with leading LIDAR and AR/VR customers, to design and develop custom solutions for their systems.

“Investment in our strategic plan during the past few quarters include the addition of highly experienced and proven executive level management, broadening of our middle management and engineering team, and expansion of our facilities for administration, sales and marketing, and manufacturing. We initiated the expansion of our headquarters in Orlando in anticipation of our continued growth. Expanded production capabilities for this facility is planned for fiscal 2023. At the same time, we completed the expansion of our facility in Latvia last week, which we launched last year. The expansion added optical coating capabilities to make that facility vertically integrated, positioning our Latvia team to pursue more business in Europe.

“Leveraging our proprietary technology, world-class manufacturing on three continents and a strong team of engineers under one global roof focused on the optical industry we believe resulted in us being selected by Space Florida to participate in a joint development program for light-weight broadband thermal cameras for space applications. We believe this clearly recognizes LightPath as a sought-after industry pioneer that is respected in both the public and private sectors.

“We believe that we are making great strides in executing on our new strategic plan. The confidence that our executive leadership has in our future was demonstrated by our Chairman of the Board and Chief Financial Officer joining me in making open market purchases of Class A common stock during the fiscal first quarter. We are encouraged by the financial and operational progress made in the first quarter and the growth opportunities we are pursuing which is shaping fiscal 2022 to be an exciting year.”

Financial Results

Revenue

Revenue for the first quarter of fiscal 2022 was approximately $9.1 million, a decrease of approximately $406,000, or 4%, as compared to $9.5 million in the same period of the prior fiscal year. Sales of infrared (“IR”) products comprised 54% of the Company’s consolidated revenue in the first quarter of fiscal 2022, as compared to 50% of consolidated revenue in the same period of the prior fiscal year. Visible precision molded optics (“PMO”) product sales represented 42% of consolidated revenues in the first quarter of fiscal 2022, as compared to 45% in the same period of the prior fiscal year. Specialty products continue to be a small component of the Company’s business, representing 4% of consolidated revenues in the first quarter of fiscal 2022, as compared to 5% in the same period of the prior fiscal year.

Revenue generated by IR products was approximately $4.9 million in the first quarter of fiscal 2022, an increase of approximately $163,000, or 3%, as compared to approximately $4.7 million in the same period of the prior fiscal year. The increase in revenue is driven by sales of molded IR products, primarily to customers in the industrial market.

Revenue generated by PMO products was approximately $3.8 million for the first quarter of fiscal 2022, a decrease of approximately $481,000, or 11%, as compared to approximately $4.3 million in the same period of the prior fiscal year. The decrease in revenue is primarily attributed to a reduction in orders from a key customer in the telecommunications market, due to a decrease in that customer’s telecommunications market share. This decrease was partially offset by an increase in sales through catalog and distribution channels, as well as increases in sales to customers in the industrial and medical industries.

Revenue generated by specialty products was approximately $402,000 in the first quarter of fiscal 2022, a decrease of approximately $88,000, or 18%, compared to $491,000 in the same period of the prior fiscal year. This decrease is primarily related to sales of custom specialty products during the first quarter of fiscal 2021, which orders did not repeat in the first quarter of fiscal 2022.

Cost of Sales and Gross Margin

Gross margin in the first quarter of fiscal 2022 was approximately $3.2 million, a decrease of 18%, as compared to approximately $3.9 million in the same period of the prior fiscal year. Total cost of sales was approximately $5.9 million for the first quarter of fiscal 2022, compared to approximately $5.7 million for the same period of the prior fiscal year. Gross margin as a percentage of revenue was 35% for the first quarter of fiscal 2022, compared to 40% for the same period of the prior fiscal year and 25% in the fourth quarter of fiscal 2021. The fiscal first quarter year-over-year decrease in gross margin as a percentage of revenue is primarily due to the mix of products sold in each respective period. The sequential improvement in gross margin from the fourth quarter of fiscal 2021 to the first quarter fiscal 2022 is due to improvement in yields for IR products, and a more favorable revenue mix with more PMO product sales.

IR products, which typically have lower margins than PMO products, comprised 54% of revenue for the first quarter of fiscal 2022, as compared to 50% of revenue for the first quarter of fiscal 2021. Gross margins for newer IR products improved sequentially, as yields elevated with products moving past some of the traditional start-up inefficiencies of new lenses as they progress into the volume production stage. The yield issues previously experienced in connection with BD6 coatings were resolved during the first quarter of fiscal 2022, which has begun to decrease costs for those products. There continues to be progress toward bringing manufacturing efficiencies on these new products to a level similar to more established product lines.

Operating Expenses

During the first quarter of fiscal 2022, total operating expenses were approximately $3.6 million, an increase of $405,000, or 13%, as compared to $3.2 million in the same period of the prior fiscal year. Selling, general and administrative (“SG&A”) costs increased by approximately $429,000, or 18%, as compared to the same period of the prior fiscal year. The increase is primarily due to approximately $328,000 of legal fees and consulting expenses associated with the previously disclosed events that occurred at the Company’s Chinese subsidiaries. During the fourth quarter of fiscal 2021, the Company terminated several employees of its Chinese subsidiaries after determining that they had engaged in malfeasance and conduct adverse to the interests of the Company, including efforts to misappropriate certain of the Company’s proprietary technology, diverting sales to entities owned or controlled by these former employees and other suspected acts of fraud, theft and embezzlement. The Company’s Chinese subsidiaries are involved in certain ongoing legal proceedings with the terminated employees.

Knowing that such transitions in international subsidiaries can lead to lengthy legal proceedings that can interrupt a subsidiary’s ability to operate, compounded by the fact that the Company’s officers could not travel to China to oversee the transitions because of the travel restrictions imposed by COVID-19, the Company chose to enter into severance agreements with certain of the employees at the time of transaction, pursuant to which the Company’s subsidiaries agreed to pay such employees severance of approximately $485,000 in the aggregate, to be paid out over a six-month period. After the execution of the severance agreements, the Company discovered additional wrongdoing by the terminated employees and, as a result, the Company’s subsidiaries have not yet paid the severance payments and have disputed the employees’ rights to such payments. Currently, there are ongoing civil actions in China in connection with the subsidiaries’ refusal to pay these severance amounts due to the employees’ non-compliance. However, based on the likelihood that the courts in China will determine that the subsidiaries will ultimately be obligated to pay these amounts, these payments were accrued for as of June 30, 2021 and remain accrued as of September 30, 2021.

New product development costs decreased by approximately $23,000, or 5%, as compared to the same period of the prior fiscal year. This decrease was primarily due to the restructuring of certain positions among new product development and manufacturing engineering departments, the latter of which is now included in cost of goods sold.

Other Income (Expense)

Interest expense was approximately $46,000 for the first quarter of fiscal 2022, as compared to $59,000 for the same period of the prior fiscal year. The decrease in interest expense is due to lower interest rates and a 12% reduction in the Company’s total debt for the quarter ended September 30, 2021 as compared to the quarter ended September 30, 2020.

LightPath recognized net foreign currency transaction losses due to changes in the value of the Chinese Yuan and Euro against the U.S. Dollar in the amount of approximately $26,000 in the first quarter of fiscal 2022, compared to $98,000 for same period of the prior fiscal year. These foreign currency transaction amounts had no impact on basic and diluted loss per share for the first quarter of fiscal 2022 or the first quarter of fiscal 2021.

Income Taxes

During the first quarter of fiscal 2022, income tax expense was approximately $130,000, compared to approximately $435,000 for the same period of the prior fiscal year, primarily related to income taxes from our operations in China, including estimated Chinese withholding taxes associated with an intercompany dividends declared by LPOIZ and payable to LightPath as the parent company in the U.S.

LightPath has net operating loss (“NOL”) carry-forward benefits of approximately $61 million available to apply against taxable income as reported on a consolidated basis in the U.S. Outside of the U.S., income taxes are attributable to the Company’s wholly-owned subsidiaries in China. Income generated by the Company’s wholly-owned subsidiary in Latvia is subject to distribution tax, however, the Company currently does not intend to distribute earnings subject to this tax and, therefore, no taxes have been accrued on these earnings. Instead, profits are allocated to investments in future IR business activity growth.

Net Income (Loss)

Net loss for the first quarter of fiscal 2022 was approximately $632,000, or $0.02 basic and diluted loss per share, compared to net income of $97,000, or $0.00 basic and diluted earnings per share, for the first quarter of fiscal 2021. The decrease in net income for the first quarter of fiscal 2022, as compared to the same period of the prior fiscal year, was primarily attributable to lower gross margin and increased SG&A expenses, including approximately $328,000 of expenses incurred related to the previously described events that occurred in the Company’s Chinese subsidiaries. These resulting decrease in operating income was partially offset by a decrease in the provision for income taxes of approximately $305,000, as compared to the same period of the prior fiscal year.

Weighted-average common shares outstanding were 26,993,971, basic and diluted, in the first quarter of fiscal 2022, compared to 25,982,260 and 28,432,275, basic and diluted, respectively in the first quarter of fiscal 2021. The increase in the weighted-average basic common shares was due to the issuance of shares of Class A common stock (i) under the 2014 Employee Stock Purchase Plan, (ii) upon the exercises of stock options, and (iii) underlying vested Restricted Stock Units.

EBITDA

EBITDA for the first quarter of fiscal 2022 was approximately $454,000, compared to $1.4 million for the same period of the prior fiscal year. The decrease in EBITDA in the first quarter of fiscal 2022 was primarily attributable to lower gross margin and increased SG&A expenses, including approximately $328,000 of expenses incurred related to the previously described events that occurred in our Chinese subsidiaries.

EBITDA is a non-GAAP financial measure. A disclaimer and reconciliation are provided below.

Liquidity and Capital Resources

Cash used in operations was approximately $1.6 million for the first three months of fiscal 2022, compared to cash provided by operations of approximately $662,000 for the same period of the prior fiscal year. The decrease in cash flow from operations during the first three months of fiscal 2022 is due to the decrease in net income, an increase in accounts receivable, and a decrease in accounts payable and accrued liabilities. The increase in accounts receivable is primarily due to the increase in revenues for the three months ended September 30, 2021 as compared to the preceding quarter ended June 30, 2021. The decrease in accounts payable and accrued liabilities was primarily due to the previously described events that occurred at the Company’s Chinese subsidiaries, for which certain expenses were accrued as of June 30, 2021, many of which were paid during the three months ended September 30, 2021. The Company expended approximately $1.2 million for investments in capital equipment during the first quarter of fiscal 2022, approximately the same as expended during the first quarter of the prior fiscal year. The majority of capital expenditures during the first three months of fiscal 2022 were related to the continued expansion of infrared coating capacity as well as increasing diamond turned lens capacity to meet current and forecasted demand.

The current ratio as of September 30, 2021 was 2.5 to 1, compared to 2.5 to 1 as of June 30, 2021. Total stockholders’ equity as of September 30, 2021 was approximately $32.9 million, compared to $33.6 million as of June 30, 2021. The net decrease in stockholders’ equity during the first quarter of fiscal 2022 is made up of the net loss plus adjustments for stock-based compensation, for which the expense is offset in additional paid-in capital, and net foreign currency translation adjustment losses, which are included in other comprehensive income.

Sales Backlog

As of September 30, 2021, LightPath’s total backlog was $19.3 million, a decrease of 10% as compared to $21.3 million as of June 30, 2021. The decrease in backlog during the first quarter of fiscal 2022 is due to shipments against annual contracts, while no major contracts were renewed during the quarter. In addition, the Company received fewer new orders from a large telecommunications customer, which orders are typically renewed each quarter.

Historically, the Company has received the renewal of a large annual contract for IR products during the second quarter of each fiscal year, which is typically shipped against beginning in the fiscal third quarter. The timing of other contract renewals may not be as consistent, and may substantially increase backlog levels at the time the orders are received, and backlog will subsequently be drawn down as shipments are made against these orders. The Company’s annual and multi-year contracts are expected to renew in future quarters.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA and gross margin, both of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, November 4, 2021 at 5:00 p.m. ET to discuss its financial and operational performance for its fiscal 2022 first quarter ended September 30, 2021.

Date: Thursday, November 4, 2021
Time: 5:00 PM (ET)
Dial-in Number: 1-877-317-2514
International Dial-in Number: 1-412-317-2514
Webcast: https://services.choruscall.com/links/lpth211104.html

Participants are recommended to dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through November 18, 2021. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #10160691.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, custom molded glass freeform lenses, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Jordan Darrow

Darrow Associates, Inc.

Tel: 512-551-9296

jdarrow@darrowir.com

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30,	June 30,
Assets	2021	2021
Current assets:
Cash and cash equivalents	$3,976,981	$6,774,694
Trade accounts receivable, net of allowance of $33,418 and $45,643	5,927,938	4,656,354
Inventories, net	8,708,481	8,659,587
Other receivables	2,243	137,103
Prepaid expenses and other assets	455,662	475,364
Total current assets	19,071,305	20,703,102

Property and equipment, net	13,727,842	13,279,867
Operating lease right-of-use assets	9,944,236	9,015,498
Intangible assets, net	5,301,610	5,582,881
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	147,000	147,000
Other assets	27,737	27,737
Total assets	$54,074,635	$54,610,990
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,581,594	$2,924,333
Accrued liabilities	883,377	1,067,265
Accrued payroll and benefits	2,536,977	2,810,043
Operating lease liabilities, current	896,481	799,507
Loans payable, current portion	694,305	634,846
Finance lease obligation, current portion	172,382	212,212
Total current liabilities	7,765,116	8,448,206

Finance lease obligation, less current portion	32,739	66,801
Operating lease liabilities, noncurrent	9,240,725	8,461,133
Loans payable, less current portion	4,096,524	4,057,365
Total liabilities	21,135,104	21,033,505

Commitments and Contingencies

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting; 500,000 shares authorized; none issued and outstanding	—	—

Common stock: Class A, $.01 par value, voting; 44,500,000 shares authorized; 26,994,534 and 26,985,913 shares issued and outstanding	269,945	269,859
Additional paid-in capital	231,576,882	231,438,651
Accumulated other comprehensive income	1,971,978	2,116,152
Accumulated deficit	(200,879,274)	(200,247,177)
Total stockholders’ equity	32,939,531	33,577,485
Total liabilities and stockholders’ equity	$54,074,635	$54,610,990

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(unaudited)

	Three Months Ended September 30,
	2021	2020
Revenue, net	$9,103,343	$9,508,972
Cost of sales	5,931,408	5,658,780
Gross margin	3,171,935	3,850,192
Operating expenses:
Selling, general and administrative	2,869,046	2,440,477
New product development	427,011	450,497
Amortization of intangibles	281,271	281,271
Loss (gain) on disposal of property and equipment	—	(45)
Total operating expenses	3,577,328	3,172,200
Operating income (loss)	(405,393)	677,992
Other income (expense):
Interest expense, net	(45,749)	(58,549)
Other income (expense), net	(51,082)	(87,735)
Total other income (expense), net	(96,831)	(146,284)
Income before income taxes	(502,224)	531,708
Income tax provision	129,873	434,640
Net income (loss)	$(632,097)	$97,068
Foreign currency translation adjustment	(144,174)	729,308
Comprehensive income (loss)	$(776,271)	$826,376
Earnings (loss) per common share (basic)	$(0.02)	$0.00
Number of shares used in per share calculation (basic)	26,993,971	25,982,260
Earnings (loss) per common share (diluted)	$(0.02)	$0.00
Number of shares used in per share calculation (diluted)	26,993,971	28,432,275

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statements of Changes in Stockholders' Equity

(unaudited)

	Class A			Accumulated
	Common		Additional	Other		Total
	Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2021	26,985,913	$269,859	$231,438,651	$2,116,152	$(200,247,177)	$33,577,485
Issuance of common stock for:
Employee Stock Purchase Plan	8,621	86	21,640	—	—	21,726
Stock-based compensation on stock options & RSUs	—	—	116,591	—	—	116,591
Foreign currency translation adjustment	—	—	—	(144,174)	—	(144,174)
Net loss	—	—	—	—	(632,097)	(632,097)
Balances at September 30, 2021	26,994,534	$269,945	$231,576,882	$1,971,978	$(200,879,274)	$32,939,531

Balances at June 30, 2020	25,891,885	$258,919	$230,634,056	$735,892	$(197,061,926)	$34,566,941
Issuance of common stock for:
Employee Stock Purchase Plan	3,306	33	10,976	—	—	11,009
Exercise of Stock Options & RSUs, net	207,640	2,076	124,024	—	—	126,100
Stock-based compensation on stock options & RSUs	—	—	136,849	—	—	136,849
Foreign currency translation adjustment	—	—	—	729,308	—	729,308
Net income	—	—	—	—	97,068	97,068
Balances at September 30, 2020	26,102,831	$261,028	$230,905,905	$1,465,200	$(196,964,858)	$35,667,275

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net (loss) income	$(632,097)	$97,068
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	910,962	826,308
Interest from amortization of debt costs	4,643	4,643
Gain on disposal of property and equipment	—	(45)
Stock-based compensation on stock options & RSUs, net	116,591	136,849
Provision for doubtful accounts receivable	12,010	—
Change in operating lease liabilities	(52,172)	(45,158)
Inventory write-offs to allowance	60,935	112,282
Changes in operating assets and liabilities:
Trade accounts receivable	(1,283,594)	(70,201)
Other receivables	134,860	132,051
Inventories	(109,829)	(775,234)
Prepaid expenses and other assets	19,702	147,148
Accounts payable and accrued liabilities	(799,693)	96,727
Net cash (used in) provided by operating activities	(1,617,682)	662,438

Cash flows from investing activities
Purchase of property and equipment	(1,199,005)	(1,216,817)
Net cash used in investing activities	(1,199,005)	(1,216,817)

Cash flows from financing activities
Proceeds from exercise of stock options	—	126,100
Proceeds from sale of common stock from Employee Stock Purchase Plan	21,726	11,009
Borrowings on loans payable	266,850	—
Payments on loans payable	(163,758)	(245,338)
Repayment of finance lease obligations	(73,891)	(67,501)
Net cash provided by (used in) financing activities	50,927	(175,730)
Effect of exchange rate on cash and cash equivalents	(31,953)	729,308
Change in cash and cash equivalents	(2,797,713)	(801)
Cash and cash equivalents, beginning of period	6,774,694	5,387,388
Cash and cash equivalents, end of period	$3,976,981	$5,386,587

Supplemental disclosure of cash flow information:
Interest paid in cash	$41,466	$54,089
Income taxes paid	$111,535	$241,293

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Three Months Ended September 30,
	2021	2020
Net income (loss)	$(632,097)	$97,068
Depreciation and amortization	910,962	826,308
Income tax provision	129,873	434,640
Interest expense	45,749	58,549
EBITDA	$454,487	$1,416,565
% of revenue	5%	15%